               Exhibit 99.1

NEWS BULLETIN FOR ADDITIONAL INFORMATION, CONTACT: For Media Information: Scott Mobley, President& CEO 317/634-3377 For Investor Relations: Paul Mobley, Executive Chairman317/634-3377	RE:NOBLE ROMAN'S, INC. 1 Virginia Avenue, Suite 300 Indianapolis, IN 46204

Noble Roman’sCompletes Refinancing and Funds Additional Growth

(Indianapolis, Indiana)–September 13, 2017 -- Noble Roman's, Inc. (OTCQB: NROM), announced todaythat it has refinanced all of its existing debt except for the subordinated convertible notes,and has provided for the financing of three additional company-owned Noble Roman’s Craft Pizza & Pub (CPP) locations.

The company has entered into a term loan agreement for $4.5 million which is payable based on a 7-year amortization with a 5-year maturity. The interest rate on the term loan will be LIBOR plus 4.25%, which today is approximately a 5.5% annual rate of interest, payable monthly. Proceeds of this term loan were used to repay the loans with BMO Harris Bank, Super G Capital, LLC, officer loans, loan origination cost, legal and other expenses relative to the loan with the balance of slightly over $600,000used for other corporate purposes. As a result of this refinancing, the company's monthly debt service requirement will decrease by more than $150,000 per month.

In addition, the company entered into another term loan arrangement totaling $1.6 million to be drawn in increments as needed for the build-out and equipping of three additional CPP locations. Each location will have a separate term loan which will be interest only for the first four months; after four months,each loan will be placed on a 7-year amortization schedule with a 5-year maturity. The interest rate on these term loans will also be LIBOR plus 4.25%, which today is approximately a 5.5% annual rate of interest.

Commenting on the financial restructuring, Noble Roman’s President & CEO, A. Scott Mobley, said, “We are extremely excited about the completion of this refinancing project with First Financial Bank of Cincinnati, Ohio. Our Chairman and CFO, Paul Mobley, has been working unceasingly these last many months to source, negotiate and complete a funding package that would simultaneously increase cash flow, decrease interest expense and provide funding for new unit growth. It has taken a lot of concentrated effort, but I believe the results of this effort have more than achieved our objectives and have yielded a very attractive position from a financial structuring perspective.”

About Noble Roman’s

Noble Roman's, Inc. sells and services franchises and licenses for non-traditional foodservice operations under the trade names "Noble Roman's Pizza", "Noble Roman’s Take-n-Bake", "Tuscano’s Italian Style Subs" and "Noble Roman’s Craft Pizza & Pub". The company has awarded franchise and/or license agreements in all 50 states plus Washington, D.C., Puerto Rico, the Bahamas, Italy, Canada and the Dominican Republic.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs with limited operating history, including Craft Pizza & Pub locations, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and dependence on continued involvement of current management and the performance of the recently added sales staff and a franchise broker. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended. The company undertakes no obligations to update the information in this press release for subsequent events.

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